Exhibit 99.1

El Pollo Loco Holdings, Inc. Announces

Second Quarter 2024 Financial Results

COSTA MESA, CA – August 1, 2024 – El Pollo Loco Holdings, Inc. (Nasdaq: LOCO) today announced financial results for the 13-week period ended June 26, 2024.

Highlights for the second quarter ended June 26, 2024 compared to the second quarter ended June 28, 2023 were as follows:

●	Total revenue was $122.2 million compared to $121.5 million.
●	System-wide comparable restaurant sales(1) increased by 4.5%.
●	Income from operations was $12.3 million compared to $10.9 million.
●	Restaurant contribution(1) was $19.1 million, or 18.6% of company-operated restaurant revenue, compared to $17.6 million, or 16.9% of company-operated restaurant revenue.
●	Net income was $7.6 million, or $0.25 per diluted share, compared to net income of $7.1 million, or $0.20 per diluted share.
●	Adjusted net income(1) was $7.8 million, or $0.26 per diluted share, compared to $8.0 million, or $0.23 per diluted share.
●	Adjusted EBITDA(1) was $17.2 million, compared to $16.6 million.

--------------------

(1)	System-wide comparable restaurant sales, restaurant contribution, adjusted net income and Adjusted EBITDA are not presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are defined below under “Definitions of Non-GAAP and other Key Financial Measures” below. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is included in the accompanying financial data. See also “Non-GAAP Financial Measures” below.

Liz Williams, Chief Executive Officer of El Pollo Loco Holdings, Inc., stated, “I am proud of the solid performance we delivered in Q2, as demonstrated by 4.5% system-wide comparable restaurant sales growth and company operated store margins of 18.6%, a 170 basis-point improvement. Our iconic Fire-Grilled Chicken, renewed focus in everyday value, and our consistent operations have clearly resonated with our guests and delivered exceptional results for the quarter. We are pleased with our results for the quarter, and believe that there is still significant potential for this beloved brand.”

Second Quarter 2024 Financial Results

Company-operated restaurant revenue in the second quarter of 2024 decreased to $102.3 million, compared to $103.9 million in the second quarter of 2023, mainly due to a $5.4 million decrease in revenue primarily from the 19 company-operated restaurants sold by the Company to existing franchisees during or subsequent to the second quarter of 2023. This company-operated restaurant revenue decrease was partially offset by $0.7 million of additional sales from restaurants opened during or after the second quarter of 2023, as well as an increase in company-operated comparable restaurant revenue of $3.1 million, or 3.2%. The company-operated comparable restaurant sales increase consisted of a 8.8% increase in average check size due to increases in menu prices, partially offset by a 5.2% decrease in transactions.

Franchise revenue in the second quarter of 2024 increased 15.1% to $11.7 million. This increase was primarily due to a franchise comparable restaurant sales increase of 5.3%, four franchise-operated restaurant openings and 19 company-operated restaurants sold by us to our existing franchisees in each case, during or subsequent to the second quarter of 2023.

Income from operations in the second quarter of 2024 was $12.3 million, compared to $10.9 million in the second quarter of 2023. Restaurant contribution was $19.1 million, or 18.6% of company-operated restaurant revenue, compared to $17.6 million, or 16.9% of company-operated restaurant revenue in the second quarter of 2023. The increase in restaurant contribution as a percentage of company-operated restaurant revenue was largely due to higher menu prices combined with better operating efficiencies.

General and administrative expenses in the second quarter of 2024 was $11.8 million, compared to $11.1 million in the second quarter of 2023. The increase was due primarily to a $0.6 million increase in labor related costs, primarily related to an increase in estimated management bonus expense.

Net income for the second quarter of 2024 was $7.6 million, or $0.25 per diluted share, compared to net income of $7.1 million, or $0.20 per diluted share, in the second quarter of 2023. Adjusted net income was $7.8 million, or $0.26 per diluted share, during the second quarter of 2024, compared to $8.0 million, or $0.23 per diluted share, during the second quarter of 2023.

As of June 26, 2024, after pay downs of $7.0 million on its five-year senior-secured revolving credit facility (the “2022 Revolver”), the Company’s outstanding debt balance was $87.0 million with $10.5 million in cash and cash equivalents. Additionally, during the second quarter, the Company repurchased 203,483 shares of its common stock under its Share Repurchase Program, using open market purchases, for total consideration of approximately $2.0 million. Following completion of these repurchases, approximately $4.2 million of the Company’s common stock remained available for repurchase under the Share Repurchase Program at June 26, 2024. In addition, on May 29, 2024, the Company repurchased 1,534,303 shares for a total purchase price of $15.0 million under the Stock Repurchase Agreement with FS Equity Partners V, L.P. and FS Affiliates V, L.P.

Subsequent Events

Subsequent to the quarter-end, the Company paid down an additional $4.0 million on its 2022 Revolver resulting in outstanding borrowings as of $83.0 million as of August 1, 2024.

2024 Outlook

The Company is providing the following expectations for the remainder of 2024:

●	The opening of two new company-owned restaurants and four to five new franchised restaurants.
●	Capital spending between $24.0 – $26.0 million.
●	G&A expense between $45.0 and $47.0 million excluding one-time charges.
●	Adjusted income tax rate of 27.5 – 28.0%.

Definitions of Non-GAAP and other Key Financial Measures

System-Wide Sales are neither required by, nor presented in accordance with GAAP. System-wide sales are the sum of company-operated restaurant revenue and sales from franchised restaurants. The Company’s total revenue in the consolidated statements of income is limited to company-operated restaurant revenue and franchise revenue from the Company’s franchisees. Accordingly, system-wide sales should not be considered in isolation or as a substitute for our results as reported under GAAP. Management believes that the presentation of system-wide sales provides useful information to investors, because it is a measure that is widely used in the restaurant industry, including by our management, to evaluate brand scale and market penetration. System-wide sales does not include the 10 licensed stores in the Philippines.

Company-Operated Restaurant Revenue consists of sales of food and beverages in company-operated restaurants net of promotional allowances, employee meals, and other discounts. Company-operated restaurant revenue in any period is directly influenced by the number of operating weeks in such period, the number of open restaurants, and comparable restaurant sales. Seasonal factors and the timing of holidays cause our revenue to fluctuate from quarter to quarter. Our revenue per restaurant is typically lower in the first and fourth quarters due to reduced January and December transactions and higher in the second and third quarters. As a result of seasonality, our quarterly and annual results of operations and key performance indicators such as company-operated restaurant revenue and comparable restaurant sales may fluctuate.

Comparable Restaurant Sales reflect year-over-year sales changes for comparable company-operated, franchised and system-wide restaurants. A restaurant enters our comparable restaurant base the first full week after it has operated for 15 months. Comparable restaurant sales exclude restaurants closed during the applicable period. At June 26, 2024, there were 482 comparable restaurants, 168 company-operated and 314 franchised. Comparable restaurant sales indicate the performance of existing restaurants, since new restaurants are excluded. Comparable restaurant sales growth can be generated by an increase in the number of meals sold and/or by increases in the average check amount, resulting from a shift in menu mix and/or higher prices resulting from new products or price increases. Because other companies may calculate this measure differently than we do, comparable restaurant sales as presented herein may not be comparable to similarly titled measures reported by other companies. Management believes that comparable restaurant sales is a valuable metric for investors to evaluate the performance of our store base, excluding the impact of new stores and closed stores.

Restaurant Contribution and Restaurant Contribution Margin are neither required by, nor presented in accordance with, GAAP. Restaurant contribution is defined as company-operated restaurant revenue less company restaurant expenses, which includes food and paper cost, labor and related expenses, and occupancy and other operating expenses, where applicable. Restaurant contribution therefore excludes franchise revenue, franchise advertising fee revenue and franchise expenses as well as certain other costs, such as general and administrative expenses, franchise expenses, depreciation and amortization, asset impairment and closed-store reserve, loss on disposal of assets and other costs that are considered corporate-level expenses and are not considered normal operating costs of our restaurants. Accordingly, restaurant contribution is not indicative of overall Company results and does not accrue directly to the benefit of stockholders because of the exclusion of certain corporate-level expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of net company-operated restaurant revenue. Restaurant contribution and restaurant contribution margin are supplemental measures of operating performance of our restaurants, and our calculations thereof may not be comparable to those reported by other companies. Restaurant contribution and restaurant contribution margin have limitations as analytical tools, and you should not consider them in isolation, or superior to, or as substitutes for the analysis of our results as reported under GAAP. Management uses restaurant contribution and restaurant contribution margin as key metrics to evaluate the profitability of incremental sales at our restaurants, to evaluate our restaurant performance across periods, and to evaluate our restaurant financial performance compared with our competitors. Management believes that restaurant contribution and restaurant contribution margin are important tools for investors, because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance. Management further believes restaurant level operating margin is useful to investors to highlight trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures.

EBITDA and Adjusted EBITDA are neither required by, nor presented in accordance with, GAAP. EBITDA represents net income (loss) before interest expense, provision (benefit) for income taxes, depreciation, and amortization, and Adjusted EBITDA represents net income (loss) before interest expense, provision (benefit) for income taxes, depreciation, amortization, and items that we do not consider representative of our ongoing operating performance, as identified in the reconciliation table included under “Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA” in the accompanying financial tables at the end of this release. EBITDA and Adjusted EBITDA as presented in this release are supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income, or any other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as a measure of our liquidity. In addition, in evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses or charges such as those added back to calculate EBITDA and Adjusted EBITDA. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are (i) they do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments, (ii) they do not reflect changes in, or cash requirements for, our working capital needs, (iii) they do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt, (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements, (v) they do not adjust for all non-cash income or expense items that are reflected in our statements of cash flows, (vi) they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our on-going operations, and (vii) other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from such non-GAAP financial measures. We further compensate for the limitations in our use of non-GAAP financial measures by presenting comparable GAAP measures more prominently.

Management believes that EBITDA and Adjusted EBITDA facilitate operating performance comparisons from period to period by isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or NOLs) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present EBITDA and Adjusted EBITDA because (i) management believes that these measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry, (ii) management believes that investors will find these measures useful in assessing our ability to service or incur indebtedness, and (iii) we use EBITDA and Adjusted EBITDA internally for a number of benchmarks, including to compare our performance to that of our competitors.

Adjusted Net Income is neither required by, nor presented in accordance with, GAAP. Adjusted net income represents net income adjusted for (i) costs (or gains) related to loss (or gains) on disposal of assets or assets held for sale and asset impairment and closed store costs reserves, (ii) amortization expense and other estimate adjustments (whether expense or income) incurred on the Tax Receivable Agreement (“TRA”) completed at the time of our IPO, (iii) legal costs associated with securities class action litigation, (iv) extraordinary legal settlement costs, (v) insurance proceeds received related to securities class action legal expenses and (vi) provision for income taxes at a normalized tax rate of  28.2% and 27.7% for the thirteen and twenty-six weeks ended June 26, 2024, respectively, and 26.9% for both the thirteen and twenty-six weeks ended June 28, 2023, which reflects our estimated long-term effective tax rate, including both federal and state income taxes (excluding the impact of the income tax receivable agreement, valuation allowance and other discrete items) and applied after giving effect to the foregoing adjustments. Because other companies may calculate these measures differently than we do, adjusted net income as presented herein may not be comparable to similarly titled measures reported by other companies. Management believes adjusted net income is an important supplement to GAAP measures that enhances the overall understanding of our operating performance and long-term profitability, and enables investors to more effectively compare the Company’s performance to prior and future periods.

Conference Call

The Company will host a conference call to discuss financial results for the second quarter of 2024 today at 4:30 PM Eastern Time. Liz Williams, Chief Executive Officer, and Ira Fils, Chief Financial Officer, will host the call.

The conference call can be accessed live over the phone by dialing 201-493-6780. A replay will be available after the call and can be accessed by dialing 412-317-6671; the passcode is 13747643. The replay will be available until Thursday, August 15, 2024. The conference call will also be webcast live from the Company’s corporate website at

investor.elpolloloco.com under the “Events & Presentations” page. An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.

About El Pollo Loco

El Pollo Loco (Nasdaq: LOCO) is the nation's leading fire-grilled chicken restaurant known for its craveable, flavorful, and better-for-you offerings. Our menu features innovative meals with Mexican flavors all made in our restaurants daily using quality ingredients. At El Pollo Loco, inclusivity is at the heart of our culture. Our community of over 4,000 employees reflects our commitment to creating a workplace where everyone has a seat at our table.  Since 1980, El Pollo Loco has successfully expanded its presence, operating more than 495 company-owned and franchised restaurants across seven U.S. states: Arizona, California, Colorado, Nevada, Texas, Utah and Louisiana. The Company has also extended its footprint internationally, with ten licensed restaurant locations in the Philippines. For more information or to place an order, visit the Loco Rewards APP or ElPolloLoco.com. Follow us on Instagram, TikTok, Facebook, or X.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements because they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include our 2024 outlook and statements regarding the expected results of our initiatives and our ability to capture opportunities and attract franchisees, as well as our ongoing business intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those that we expected.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties that could cause outcomes to differ materially from our expectations. These factors include, but are not limited to: global economic or other business conditions that may affect the desire or ability of our customers to purchase our products such as inflationary pressures, high unemployment levels, increases in gas prices, and declines in median income growth, consumer confidence and consumer discretionary spending; our ability to open new restaurants in new and existing markets, including difficulty in finding sites and in negotiating acceptable leases; our ability to compete successfully with other quick-service and fast casual restaurants; our vulnerability to changes in political and economic conditions and consumer preferences; our ability to attract, develop, assimilate, and retain employees; our vulnerability to conditions in the greater Los Angeles area and to natural disasters given the geographic concentration and real estate intensive nature of our business; the possibility that we may continue to incur significant impairment of certain of our assets, in particular in our new markets; changes in food and supply costs, especially for chicken, labor, construction and utilities; social media and negative publicity, whether or not valid, and our ability to respond to and effectively manage the accelerated impact of social media; our ability to continue to expand our digital business, delivery orders and catering; concerns about food safety and quality and about food-borne illness; dependence on frequent and timely deliveries of food and supplies; our ability to service our level of indebtedness; uncertainty related to the success of our marketing programs, new menu items, advertising campaigns and restaurant designs and remodels; adverse changes in the economic environment, including inflation and increased labor and supply costs, which may affect our franchisees, with adverse consequences to us; the impact of federal, state and local labor law governing our relationships with our employees, including minimum wage laws, minimum standards for fast food workers or other similar laws; the impacts of the uncertainty regarding pandemics, epidemics or infectious disease outbreaks (such as the recent COVID-19 pandemic) on our company, our employees, our customers, our partners, our industry and the economy as a whole, as well as our franchisees’ ability to operate their individual restaurants without disruption; our limited control over our franchisees and potential deterioration of our relations with existing or potential franchisees; potential exposure to unexpected costs and losses from our self-insurance programs; potential obligations under long-term and non-cancelable leases, and our ability to renew leases at the end of their terms; the possibility that

Delaware law, our organizational documents, our shareholder rights agreement, and our existing and future debt agreements may impede or discourage a takeover; the impact of shareholder activism on our expenses, business and stock price; the impact of any failure of our information technology system or any breach of our network security; the impact of any security breaches on our ability to protect our customers’ payment method data or personal information; our ability to enforce and maintain our trademarks and protect our other proprietary intellectual property; risks related to government regulation and litigation, including employment and labor laws and other risks set forth in our filings with the Securities and Exchange Commission from time to time, including under Item 1A, Risk Factors in our annual report on Form 10-K for the year ended December 27, 2023, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission, all of which are or will be available online at www.sec.gov.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the ways that we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures that are supplemental measures of the operating performance of our business and restaurants: System-wide sales, Restaurant contribution and restaurant contribution margin, EBITDA and Adjusted EBITDA, and Adjusted net income. Our calculations of these non-GAAP financial measures may not be comparable to those reported by other companies. These measures have limitations as analytical tools, and are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. We use non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons and to evaluate our restaurants’ financial performance against our competitors’ performance. We believe these measures they provide useful information about our operating results, enhance understanding of past performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. These non-GAAP financial measures may also assist investors in evaluating our business and performance relative to industry peers and provide greater transparency with respect to the Company’s financial condition and results of operation.

Additional information about these non-GAAP financial measures (System-wide sales, Restaurant contribution and restaurant contribution margin, EBITDA and Adjusted EBITDA, and Adjusted net income) is provided under “Definitions of Non-GAAP and other Key Financial Measures” above. For a reconciliations of each of these non-GAAP financial measures to the most directly comparable GAAP financial measure, see “Unaudited Reconciliation of System-Wide Sales to Company-Operated Restaurant Revenue and Total Revenue,” “Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA,” “Unaudited Reconciliation of Net Income to Adjusted Net Income” and “Unaudited Reconciliation of Income from Operations to Restaurant Contribution” in the accompanying financial tables at the end of this press release.

Investor Contact:

Jeff Priester

ICR

Investors@elpolloloco.com

Media Contact:

Glenda Vaquerano

The ID Agency

EPLmedia@theidagency.com

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share data)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	June 26, 2024		June 28, 2023		June 26, 2024		June 28, 2023
	$	%	$	%	$	%	$	%
Revenue:
Company-operated restaurant revenue	$102,307	83.7	$103,901	85.5	$199,460	83.7	$201,774	85.5
Franchise revenue	11,651	9.5	10,119	8.3	22,999	9.7	19,791	8.4
Franchise advertising fee revenue	8,218	6.8	7,472	6.2	15,870	6.6	14,453	6.1
Total revenue	122,176	100.0	121,492	100.0	238,329	100.0	236,018	100.0
Cost of operations:
Food and paper cost(1)	25,731	25.2	28,474	27.4	51,350	25.7	55,376	27.4
Labor and related expenses(1)	32,868	32.1	32,277	31.1	63,448	31.8	63,818	31.6
Occupancy and other operating expenses(1)	24,656	24.1	25,576	24.6	48,521	24.3	50,462	25.0
Gain on recovery of insurance proceeds, lost profits, net(1)	—	—	—	—	—	—	(151)	(0.1)
Company restaurant expenses(1)	83,255	81.4	86,327	83.1	163,319	81.8	169,505	83.9
General and administrative expenses	11,787	9.6	11,108	9.1	23,712	9.9	22,307	9.5
Franchise expenses	10,871	8.9	9,492	7.8	21,473	9.0	18,524	7.8
Depreciation and amortization	3,870	3.2	3,694	3.0	7,721	3.2	7,331	3.1
Loss (gain) on disposal of assets	63	0.1	(80)	(0.1)	104	0.0	(50)	(0.0)
Gain on recovery of insurance proceeds, property, equipment and expenses	—	—	—	—	(41)	(0.0)	(242)	(0.1)
Loss (gain) on disposition of restaurants	7	0.0	25	0.0	7	0.0	(111)	(0.0)
Impairment and closed-store reserves	5	0.0	38	0.0	37	0.0	115	0.0
Total expenses	109,858	89.9	110,604	91.0	216,332	90.8	217,379	92.1

Income from operations	12,318	10.1	10,888	9.0	21,997	9.2	18,639	7.9
Interest expense, net	1,527	1.2	976	0.8	3,091	1.3	1,980	0.8
Income tax receivable agreement income	—	—	121	0.1	—	—	(1)	(0.0)
Income before provision for income taxes	10,791	8.9	9,791	8.1	18,906	7.9	16,660	7.1
Provision for income taxes	3,158	2.6	2,735	2.3	5,361	2.1	4,686	2.0
Net income	$7,633	6.3	$7,056	5.8	$13,545	5.7	$11,974	5.1
Net income per share:
Basic	$0.25		$0.20		$0.44		$0.33
Diluted	$0.25		$0.20		$0.44		$0.33
Weighted average shares used in computing net income per share:
Basic	30,240,170		35,433,414		30,508,970		35,833,759
Diluted	30,378,048		35,534,104		30,661,830		36,018,288

(1)	Percentages for line items relating to cost of operations and company restaurant expenses are calculated with company-operated restaurant revenue as the denominator. All other percentages use total revenue.

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED SELECTED CONDENSED CONSOLIDATED BALANCE SHEETS AND SELECTED OPERATING DATA

(dollar amounts in thousands)

	As of
	June 26, 2024	December 27, 2023
Selected Balance Sheet Data:
Cash and cash equivalents	$10,465	$7,288
Total assets	593,846	592,301
Total debt	87,000	84,000
Total liabilities	345,268	341,605
Total stockholders’ equity	248,578	250,696

	Twenty-Six Weeks Ended
	June 26, 2024	June 28, 2023
Selected Operating Data:
Company-operated restaurants at end of period	171	188
Franchised restaurants at end of period	324	304
Company-operated:
Comparable restaurant sales growth	3.4%	0.5%
Restaurants in the comparable base	168	182

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RESTAURANT COUNTS AT THE BEGINNING AND END OF EACH OF THE LAST THREE FISCAL YEARS AND THE TWENTY-SIX WEEKS ENDED JUNE 26, 2024

	Twenty-Six Weeks Ended	Fiscal Year Ended
	June 26, 2024	2023	2022	2021
Company-operated restaurant activity(1):
Beginning of period	172	188	189	196
Openings	—	2	4	2
Restaurant sale to franchisee	(1)	(18)	(3)	(8)
Closures	—	—	(2)	(1)
Restaurants at end of period	171	172	188	189
Franchised restaurant activity:
Beginning of period	323	302	291	283
Openings	1	3	9	2
Restaurant sale to franchisee	1	18	3	8
Closures	(1)	—	(1)	(2)
Restaurants at end of period	324	323	302	291
System-wide restaurant activity:
Beginning of period	495	490	480	479
Openings	1	5	13	4
Closures	(1)	—	(3)	(3)
Restaurants at end of period	495	495	490	480
(1)	Our restaurant count above includes 495 domestic restaurants and excludes 10 licensed restaurants in the Philippines.

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF SYSTEM-WIDE SALES TO COMPANY-OPERATED RESTAURANT REVENUE AND TOTAL REVENUE

(in thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(Dollar amounts in thousands)	June 26, 2024	June 28, 2023	June 26, 2024	June 28, 2023
Company-operated restaurant revenue	$102,307	$103,901	$199,460	$201,774
Franchise revenue	11,651	10,119	22,999	19,791
Franchise advertising fee revenue	8,218	7,472	15,870	14,453
Total Revenue	122,176	121,492	238,329	236,018
Franchise revenue	(11,651)	(10,119)	(22,999)	(19,791)
Franchise advertising fee revenue	(8,218)	(7,472)	(15,870)	(14,453)
Sales from franchised restaurants	183,300	166,452	354,036	322,066
System-wide sales(1)	$285,607	$270,353	$553,496	$523,840
(1)	System-wide sales does not include the 10 licensed stores in the Philippines.

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(in thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 26, 2024	June 28, 2023	June 26, 2024	June 28, 2023
Adjusted EBITDA:
Net income, as reported	$7,633	$7,056	$13,545	$11,974
Non-GAAP adjustments:
Provision for income taxes	3,158	2,735	5,361	4,686
Interest expense, net of interest income	1,527	976	3,091	1,980
Depreciation and amortization	3,870	3,694	7,721	7,331
EBITDA	$16,188	$14,461	$29,718	$25,971
Stock-based compensation expense (a)	897	817	1,817	1,588
Loss (gain) on disposal of assets (b)	63	(80)	104	(50)
Impairment and closed-store reserves (c)	5	38	37	115
Loss (gain) on disposition of restaurants (d)	7	25	7	(111)
Income tax receivable agreement income (e)	—	121	—	(1)
Special other expenses (f)	—	2	—	429
Gain on recovery of insurance proceeds (g)	—	—	(41)	(394)
Executive transition costs (h)	—	—	643	—
Restructuring charges (i)	—	1,055	551	1,055
Pre-opening costs (j)	58	184	81	189
Adjusted EBITDA	$17,218	$16,623	$32,917	$28,791

(a)	Includes non-cash, stock-based compensation.
(b)	Loss (gain) on disposal of assets includes the loss or gain on disposal of assets related to retirements and replacement or write-off of leasehold improvements or equipment.
(c)	Includes costs related to impairment of property and equipment and ROU assets and closing restaurants. During the thirteen and twenty-six weeks ended June 26, 2024, we did not record any non-cash impairment charges. During the thirteen and twenty-six weeks ended June 28, 2023, we recorded non-cash impairment charges of less than $0.1 million, primarily related to the carrying value of the ROU assets of one restaurant in California.

During both the thirteen and twenty-six weeks ended June 26, 2024 and June 28, 2023, we recognized less than $0.1 million of closed-store reserve expense related to the amortization of ROU assets, property taxes and CAM payments for our closed locations.

(d)	During the twenty-six weeks ended June 26, 2024, we completed the sale of one restaurant within California to an existing franchisee due to an expiring lease term on April 30, 2024. During the twenty-six weeks ended June 26, 2024 and June 28, 2023, we completed the sale of one restaurant within California to an existing franchisee. These sales resulted in cash proceeds of $0.1 million and $0.2 million, respectively, during the twenty-six weeks ended June 26, 2024 and June 28, 2023, and a net loss on sale of restaurant of less than $0.1 million and a net gain on sale of restaurant of $0.1 million for the twenty-six weeks ended June 26, 2024 and June 28, 2023, respectively.
(e)	On July 30, 2014, we entered into the TRA. This agreement calls for us to pay to our pre-IPO stockholders 85% of the savings in cash that we realize in our taxes as a result of utilizing our NOLs and other tax attributes attributable to preceding periods. For the thirteen and twenty-six weeks ended June 26, 2024, we did not record any income tax receivable agreement income or expense. For the thirteen and twenty-six weeks ended June 28, 2023, income tax receivable agreement income consisted of the amortization of interest expense and changes in estimates for actual tax returns filed, related to our total expected TRA payments.
(f)	Consists of (1) nominal costs and recoveries related to the defense of securities lawsuits, (2) $0.3 million in legal costs related to the share distribution by Trimaran Group of substantially all of the Company’s common stock held by Trimaran Group to its investors, members and limited partners, which occurred on March 28, 2023, and (3) for the twenty-six weeks ended June 28, 2023, $0.1 million in costs related to a special dividend declaration which was paid on November 9, 2022, to stockholders of record, including holders of restricted stock.
(g)	During the fiscal 2022, one of our restaurants incurred damage resulting from a fire. In fiscal 2023, we incurred costs directly related to the fire of less than $0.1 million. We received $0.4 million in cash, net of the insurance deductible, from the insurance company during fiscal 2023 for which we recognized gains of $0.2 million, related to the reimbursement of property and equipment and expenses incurred and $0.2 million related to the reimbursement of lost profits. The gain on recovery of insurance proceeds for the reimbursement of property and equipment and expenses and the reimbursement of lost profits, net of the related costs is included in the accompanying condensed consolidated statements of income, for the twenty-six weeks ended June 28, 2023, as a reduction of company restaurant expenses.
(h)	Includes costs associated with the transition of our former CEO, such as severance, executive recruiting costs and stock-based compensation costs.
(i)	On March 8, 2024, the Company made the decision to eliminate and restructure certain positions in the organization, which resulted in one-time costs of approximately $0.6 million.
(j)	Pre-opening costs are a component of general and administrative expenses, and consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including management labor costs, staff labor costs during training, food and supplies used during training, marketing costs, and other related pre-opening costs. These are generally incurred over the three to five months prior to opening. Pre-opening costs also include occupancy costs incurred between the date of possession and the opening date for a restaurant.

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(dollar amounts in thousands, except share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 26, 2024	June 28, 2023	June 26, 2024	June 28, 2023
Adjusted net income:
Net income, as reported	$7,633	$7,056	$13,545	$11,974
Provision for taxes, as reported	3,158	2,735	5,361	4,686
Income tax receivable agreement income	—	121	—	(1)
Loss (gain) on disposal of assets	63	(80)	104	(50)
Loss (gain) on disposition of restaurants	7	25	7	(111)
Impairment and closed-store reserves	5	38	37	115
Special other expenses	—	2	—	429
Restructuring charges	—	1,055	551	1,055
Gain on recovery of insurance proceeds	—	—	(41)	(394)
Executive transition costs	—	—	643	—
Provision for income taxes	(3,061)	(2,946)	(5,597)	(4,762)
Adjusted net income	$7,805	$8,006	$14,610	$12,941
Adjusted weighted-average share and per share data:
Adjusted net income per share
Basic	$0.26	$0.23	$0.48	$0.36
Diluted	$0.26	$0.23	$0.48	$0.36
Weighted-average shares used in computing adjusted net income per share
Basic	30,240,170	35,433,414	30,508,970	35,833,759
Diluted	30,378,048	35,534,104	30,661,830	36,018,288

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF INCOME FROM OPERATIONS TO RESTAURANT CONTRIBUTION

(dollar amounts in thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 26, 2024	June 28, 2023	June 26, 2024	June 28, 2023
Restaurant contribution:
Income from operations	$12,318	$10,888	$21,997	$18,639
Add (less):
General and administrative expenses	11,787	11,108	23,712	22,307
Franchise expenses	10,871	9,492	21,473	18,524
Depreciation and amortization	3,870	3,694	7,721	7,331
Loss (gain) on disposal of assets	63	(80)	104	(50)
Gain on recovery of insurance proceeds, property, equipment and expenses	—	—	(41)	(242)
Franchise revenue	(11,651)	(10,119)	(22,999)	(19,791)
Franchise advertising fee revenue	(8,218)	(7,472)	(15,870)	(14,453)
Impairment and closed-store reserves	5	38	37	115
Loss (gain) on disposition of restaurants	7	25	7	(111)
Restaurant contribution	$19,052	$17,574	$36,141	$32,269

Company-operated restaurant revenue:
Total revenue	$122,176	$121,492	$238,329	$236,018
Less:
Franchise revenue	(11,651)	(10,119)	(22,999)	(19,791)
Franchise advertising fee revenue	(8,218)	(7,472)	(15,870)	(14,453)
Company-operated restaurant revenue	$102,307	$103,901	$199,460	$201,774

Restaurant contribution margin (%)	18.6%	16.9%	18.1%	16.0%